CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated December 1, 2017, relating to the financial statements of the Harvest Edge Equity Fund, Harvest Edge Bond Fund and Harvest Edge Absolute Fund (the “Funds”), each a series of the Harvest Volatility Edge Trust, as of November 16, 2017 (the Funds’ inception), and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Prospectus.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd. Cleveland, Ohio December 11, 2017